SECURITIES AND EXCHANGE COMMISSION


                      Washington, D.C. 20549


                             FORM 8-K



                          CURRENT REPORT



                Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934



                         January 12, 1996
                          Date of Report
                (Date of earliest event reported)

                     FLEMING COMPANIES, INC.
      (Exact name of registrant as specified in its charter)

     Oklahoma                    1-8140              48-0222760
(State or other juris-         (Commission         (IRS Employer
diction of incorporation)      File Number)        Identification

               6301 Waterford Boulevard, Box 26647
                Oklahoma City, Oklahoma   73126
             (Address of Principal Executive Offices)

                         (405) 840-7200
                  Registrant's telephone number,
                       including area code

Item 5.   Other Events.

          The Company has completed the foreclosure of its security interest in the assets of ABCO Holding, Inc., and its subsidiary, ABCO Markets, Inc., a 71-store grocery chain customer located in Arizona. Substantially all of ABCO's assets were pledged to the Company to secure several million dollars of loans, accounts and other obligations arising under various agreements. At a public sale held on January 9, 1996, the Company was the successful bidder and acquired all of the pledged assets in satisfaction of $66 million of such obligations. The financial position and results of operation of ABCO Markets are not material to the Company.

          On January 3, 1996, certain shareholders of ABCO Holding filed suit in Delaware naming Fleming and certain members of ABCO's board of directors, including a senior officer of Fleming, as defendants. The lawsuit alleges, among other things, that Fleming and each of the individual defendants breached their respective fiduciary duties of care, loyalty and good faith resulting in the foreclosure and the corresponding injury to the plaintiff shareholders. The Company will vigorously defend against the lawsuit.

          Fleming anticipates that neither the foreclosure nor the litigation will result in a material adverse effect on the Company.

                            SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              FLEMING COMPANIES, INC.

                              By:  /s/ Kevin J. Twomey
                                   Vice President-Controller

Date:  January 12, 1996